Exhibit 3

Transactions In The Securities Of The Issuer

The following table sets forth all transactions with respect to the securities of the Issuer effected during the past sixty (60) days by any of the Reporting Persons. The reported price per share is a weighted average price that excludes brokerage commissions.

Date of Transaction	Number Shares Purchased	Number of Shares Sold	Price Per Share
1/12/2022	100,000		$6.4762
1/13/2022	50,000		$6.5885
1/14/2022	13,157		$6.5628
1/20/2022	50,000		$6.7685
1/21/2022	50,000		$6.5411
2/3/2022	54,761		$5.7927
2/4/2022	25,000		$5.4999
2/9/2022	150,000		$5.4172
2/10/2022	50,000		$5.18
2/11/2022	50,000		$5.15
2/18/2022	15,472		$5.2697
2/24/2022	200,000		$5.1389
2/25/2022	250,000		$5.922
2/28/2022	100,000		$5.7809
3/1/2022	73,413		$5.6658
3/2/2022	125,484		$6.0022
3/3/2022	200,000		$6.2307
3/4/2022	136,264		$6.2266
3/7/2022	74,468		$6.2209
3/8/2022	50,000		$6.0058
3/9/2022	50,000		$6.1184